WASHINGTON MUTUAL INVESTORS FUND
                                       AND
                        WASHINGTON MANAGEMENT CORPORATION
                              AMENDED AND RESTATED
                          BUSINESS MANAGEMENT AGREEMENT


AGREEMENT, dated this 17th day of June, 2004, by and between Washington Mutual Investors Fund, Inc. (the "Fund"), and Washington Management Corporation (the "Corporation").

WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, effective February 1, 2004, the parties have agreed to a new fee schedule and desire to modify and restate their Business Management Agreement to reflect this understanding; and

WHEREAS, the Corporation is ready, willing and able to act as business manager of the Fund;

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and between the parties hereto as follows:

1. The Corporation, as business manager for the Fund, will:

(a)Furnish the Fund the services of persons to perform the executive, administrative and clerical services in the management and conduct of the corporate business and affairs of the Fund. The Corporation shall pay the compensation and travel expenses of all such persons, as they shall serve without additional compensation from the Fund. The Corporation shall also, at its expense, provide suitable office space (which may be in the office of the Corporation) and utilities; all necessary office equipment; and general purpose accounting forms, supplies, and postage used at the office of the Fund.

(b)The Fund shall pay all its expenses not assumed by the Corporation as provided herein. Such expenses shall include, but shall not be limited to, custodian, stock transfer and dividend disbursing agency fees and expenses; costs of the designing, printing, and mailing of reports, prospectuses, proxy statements, and notices to its shareholders; expenses of shareholders' meetings; taxes; insurance; expenses of the issuance, sale (including stock certificates, registration and qualification expenses), or repurchase of shares of the Fund; legal and auditing expenses; expenses pursuant to the Fund's Plan of Distribution; fees and expense reimbursements paid to directors and Advisory Board members; association dues; and costs of stationery and forms prepared exclusively for the Fund.



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2. The Fund shall pay to the  Corporation  on or before the tenth  (10th) day of each month, as compensation for the services and activities set forth in paragraph 1, rendered by the Corporation during the preceding month, an amount to be computed by applying to the daily net assets 1/365th of the applicable annual rates set forth below:

0.175% of the first $3 billion of such net assets
0.15% of the next $2 billion of such net assets
0.135% of the next $3 billion of such net assets
0.12% of the next $4 billion of such net assets
0.095% of the next $9 billion of such net assets
0.075% of the next $13 billion of such net assets
0.06% of the next $10 billion of such net assets
0.05% of the next $11 billion of such net assets
0.04% of the next $12 billion of such net assets excess of $67 billion.

For the purposes hereof, the daily net assets of the Fund shall be determined in accordance with the method set forth in the currently effective Prospectus of the Fund.

Upon any termination of this agreement on a day other than the last day of the month the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

3.
The right of the Corporation to receive such compensation, and the obligation of the Fund to pay the same, shall be subject to the following conditions: All ordinary operating expenses of the Fund shall in no event exceed in any fiscal year 1% of the average net assets of the Fund as annually determined. Costs incurred in connection with the purchase or sale of portfolio securities, including brokerage fees and commissions, which are capitalized in accordance with generally accepted accounting principles applicable to investment companies, shall be accounted for as capital items and not as expenses. If all expenses (including compensation to the Corporation) shall in any year exceed 1% of the average net assets, then, to the extent of any excess, the compensation to the Corporation shall be reduced or eliminated (as the case may be), notwithstanding which the Corporation will fully and faithfully perform all services required under the terms hereof. The Board of Directors of the Fund may in its discretion either withhold a portion of the compensation owed for services if it shall appear to the Board that the total compensation for the year will be subject to year-end diminution, or recoup any excess compensation at year end.

4. The expense limitation described in paragraph 3 shall apply only to Class A shares issued by the Fund and shall not apply to any other class(es) of shares the Fund may issue in the future. Any new class(es) of shares issued by the Fund will not be subject to an expense limitation. However,


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not withstanding the foregoing, to the extent the Business Manager is required to reduce its management fee pursuant to provisions contained in paragraph 3 due to the expenses of the Class A shares exceeding the stated limit, the reduction in the management fee will reduce the Fund's management fee expense similarly for all other classes of shares of the Fund.


5.  Nothing  contained  in this  agreement  shall be  construed  to prohibit the
Corporation from performing investment advisory, business management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Corporation from engaging in such businesses or in other related or unrelated businesses. The Corporation shall have no liability to the Fund, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Fund not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

6. This agreement shall become effective February 1, 2004 and continue in effect until the close of business on August 31, 2005. It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually (a) by the Directors of the Fund, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and (b) by a majority of the Directors who are not parties to the agreement nor interested persons (as that term is defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such continuance.

7.This agreement may be terminated at any time, without payment of any penalty, by the Board of Directors or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, on sixty (60) days' written notice to the Corporation, or by the Corporation on like notice to the Fund. This agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

8. This agreement may be amended, supplemented, or extended by the parties hereto at any time.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.

ATTEST:
WASHINGTON MUTUAL INVESTORS FUND, INC.


By:

/S/ Jeffrey L. Steele                     /s/ Howard L. Kitzmiller
President                                   Senior Vice President and Secretary




ATTEST:     WASHINGTON MANAGEMENT CORPORATION


by             /S/ Stephen Hartwell       /S/ Ralph S. Richard
                      Chairman                Vice President


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